UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 4, 2008

INTERNATIONAL RECTIFIER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-7935	95-1528961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 Kansas Street, El Segundo, California 90245

(Address of Principal Executive Offices) (Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(e).  On February 11, 2008, the Company filed a current report on Form 8-K (“February 11, 2008 8-K”) reporting entering into an Employment Agreement dated February 6, 2008, with Oleg Khaykin in connection with his election as the Company’s President and Chief Executive Officer (the “CEO Agreement”), in which it committed that certain equity awards would be provided to Mr. Khaykin on the third business day following the date on which the Company became current in its reporting obligations to the SEC.  The Company filed all delinquent reports with the SEC on Friday, August 1, 2008. On August 6, 2008, the Compensation and Stock Options Committee of the Board of Directors (“Compensation Committee”), in accordance with the terms of the CEO Agreement, confirmed and approved the following equity awards to Mr. Khaykin: (i) an award of stock options covering 750,000 shares of the Company’s common stock, with a per-share exercise price equal to $18.55, the closing price of a share of the Company’s common stock on the New York Stock Exchange on the date of grant, August 6, 2008; and (ii) an award of restricted stock units covering 250,000 shares of the Company’s common stock.  The equity awards made to Mr. Khaykin were made under the Company's 2000 Incentive Plan, as amended (the "Plan").  The option award has a maximum of a five year term commencing on the date of grant.  Vesting, acceleration and other terms and conditions of the equity awards shall be as set forth in the CEO Agreement, and otherwise as provided for in accordance with the Plan and the Company’s practices for equity awards under the Plan. The CEO Agreement is incorporated herein by reference to the February 11, 2008 8-K.

Additionally, on April 3, 2008, the Company filed a current report on Form 8-K reporting entering into an offer letter with Mike Barrow in connection with his election as the Company’s Executive Vice President and Chief Operations Officer (the “COO Agreement”) in which the Company agreed to recomend that certain equity awards would be provided to Mr. Barrow once the Company became current in its reporting obligations to the SEC.  In furtherance of the COO Agreement, on August 6, 2008, the Compensation Committee, in accordance with the terms of the COO Agreement, confirmed and approved the following equity awards to Mr. Barrow: (i) an award of stock options covering 75,000 shares of the Company’s common stock, with a per-share exercise price equal to $18.55, the closing price of a share of the Company’s common stock on the New York Stock Exchange on the date of grant, August 6, 2008; and (ii) an award of restricted stock units covering 25,000 shares of the Company’s common stock.  The equity awards made to Mr. Barrow were made under the Plan.  The option award has a maximum of a five year term commencing on the date of grant.  The option award and the award of  restricted stock units are scheduled to vest, subject to Mr. Barrow’s continued employment, in annual installments over three years from the date of grant.  Other terms and conditions of the equity awards shall be as otherwise provided for in accordance with the Plan and the Company’s practices for equity awards under the Plan.

Item 7.01.  Regulation FD Disclosure.

On August 4, 2008, International Rectifier Corporation (the “Company”) received a letter dated August 1, 2008 from the NYSE Regulation, Inc. (“NYSE”) stating that the NYSE has acknowledged that the Company has filed its delinquent annual and interim financial reports with the Securities and Exchange Commission (“SEC”) on Friday, August 1, 2008, and that as a result of these filings, the Company is now current with its SEC reporting and will be removed from the late filers’ list posted on the Listed Standards Filing Status page of the NYSE website.  A copy of that August 1, 2008 letter is attached as Exhibit 99 and incorporated herein by reference.

The information in this Item 7.01 of this report on Form 8-K, including Exhibit 99, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report.  The furnishing of the information in this Item 7.01 of this report is not intended to and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material investor information that is not otherwise publicly available.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Furnished herewith is Exhibit 99.  Letter, dated August 1, 2008, issued by NYSE Regulation, Inc. regarding International Rectifier Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2008	INTERNATIONAL RECTIFIER CORPORATION

	By:	/s/ Tim Bixler
	Name:	Tim Bixler
	Title:	Vice President, General Counsel and Secretary